EXHIBIT 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2005

TEJON RANCH, Calif., August 8, 2005 – For the second consecutive quarter in 2005, Tejon Ranch Co. (NYSE:TRC), saw significantly higher revenues from continuing operations compared to the same period last year. When combined with revenue gains from the first quarter of 2005, the Company realized a 63% improvement in revenues from continuing operations for the first six months of 2005 compared to the same period in 2004.

Revenue from continuing operations during the first six months of 2005 was $7,261,000, which is an improvement of $2,803,000 when compared to the $4,458,000 of revenue from continuing operations for the same period of 2004. Revenue from continuing operations consists of revenue from our real estate and farming segments. Total revenue, including interest income and other income, for the first six months of 2005 was $8,469,000 compared to $4,702,000 for the same period in 2004.

The growth in revenue from continuing operations during the first six months of 2005 is due to increased commercial/industrial real estate revenue and increased farming revenue. Commercial/industrial real estate revenue grew $1,500,000 due to higher oil and mineral royalty income and higher commercial lease revenue. Farming revenues increased $1,303,000 primarily due to the sale of 2004 crop almonds that were inventoried at year-end.

For the first six months of 2005, the Company had a net loss of $1,824,000 or $0.11 per common share compared to a net loss of $1,743,000 or $0.12 per common share, during the first six months of 2004. The 2004 loss was comprised of a loss from continuing operations of $2,202,000 or $.15 per common share and income from discontinued operations of $459,000 or $.03 per common share. All per share references in this release are presented on a fully diluted basis.

The improved results from continuing operations for the first six months of 2005 are largely attributable to increased revenues as described above and to higher interest income due to an increase in investments as a result of a private equity placement completed during the second quarter of 2004. The improvement in revenue and interest income was partially offset by $2,992,000 of increased costs. Resort/residential real estate expenses for the first six months of 2005 increased $576,000 when compared to 2004 due to increased spending on a public outreach campaign related to future residential developments and higher contract and professional service fees. Commercial/industrial real estate expenses grew $588,000 due primarily to increased compensation costs of $303,000, increased repairs and maintenance costs, and increased legal and marketing costs related to activities at Tejon Industrial Complex-West. Farming expenses increased $834,000 during the first six months of 2005 as compared to 2004 due to the recognition of costs related to the sale of 2004 crop almonds. Corporate expenses increased $994,000 of which $767,000 was attributable to compensation costs. The increases in compensation costs for our real estate and corporate segments in 2005 as compared to 2004 is largely due to the expensing of $496,000 of costs related to the Company’s employee stock incentive plan, which were not expensed in the prior year.

For the second quarter of 2005, revenues were $3,701,000 compared to $2,435,000 for the same period in 2004. The $1,266,000 increase is primarily attributable to increases in oil and mineral royalties, commercial/industrial lease revenues, and $522,000 of farming revenue primarily from 2004 almond crop sales.

The Company recognized a net loss of $840,000 or $.05 per common share for the second quarter of 2005 compared to a net loss of $476,000 or $.03 per common share for the second quarter of 2004. The net loss for the second quarter of 2004 was comprised of a loss from continuing operations of $998,000 or $.06 per common share and income from discontinued operations of $522,000 or $.03 per common share.

The results from continuing operations during the second quarter of 2005 improved over the second quarter of 2004 due to improved revenues as described above and a $472,000 increase in interest income. The improvements in revenue and interest income for the second quarter were partially offset by increased expenses in all of our operating areas. Expenses in the commercial/industrial real estate segment increased $403,000 mainly due to increased repair and maintenance costs of $152,000, increased compensation costs of $73,000, and increased marketing and legal costs for Tejon Industrial Complex-West of $101,000. Increased costs of

$375,000 in the resort/residential real estate segment are primarily due to increased marketing and public relations campaign costs. Farming costs grew $416,000 during the second quarter of 2005 due to cost of sales related to the sale of 2004 crop almonds during 2005. Corporate costs increased $223,000 during the quarter due primarily to $202,000 of higher compensation costs reflecting increased staffing levels.

As we move forward with our real estate vision, we will continue to see an increase in costs related to professional service fees, planning, entitlement, and staffing. The timing and completion of entitlement and any development related activities are difficult to predict due to uncertainties inherent in the approval processes and market factors and, as a result, the timing and magnitude of costs associated with these activities are difficult to predict.

The results of the first six months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the third and fourth quarter of each year due to the seasonal nature of its agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenues:
Real estate - commercial/industrial	$2,977	$2,233	$5,725	$4,225
Farming	724	202	1,536	233

Total revenues	3,701	2,435	7,261	4,458
Costs and Expenses:
Real estate - commercial/industrial	2,354	1,951	4,523	3,935
Real estate - resort/residential	724	349	1,322	746
Farming	852	436	1,679	845
Corporate expenses	1,675	1,452	3,490	2,496

Total expenses	5,605	4,188	11,014	8,022

Operating loss	(1,904)	(1,753)	(3,753)	(3,564)
Other income
Investment income	611	139	1,192	233
Other income	7	11	16	11

Total other income	618	150	1,208	244
Operating loss from continuing operations before equity in losses of unconsolidated joint ventures	(1,286)	(1,603)	(2,545)	(3,320)
Equity in losses of unconsolidated joint ventures, net	(148)	(60)	(606)	(350)

Operating loss before income tax benefit	(1,434)	(1,663)	(3,151)	(3,670)
Income tax benefit	(594)	(665)	(1,327)	(1,468)

Loss from continuing operations	(840)	(998)	(1,824)	(2,202)
Income from discontinued operations, net of applicable income taxes	—	522	—	459

Net loss	$(840)	$(476)	$(1,824)	$(1,743)

Net loss per share, basic	$(0.05)	$(0.03)	$(0.11)	$(0.12)

Net loss per share, diluted	$(0.05)	$(0.03)	$(0.11)	$(0.12)

Weighted average number of shares outstanding:
Common stock	16,469,942	15,336,261	16,449,724	14,945,685
Common stock equivalents – stock options	457,840	216,280	450,155	327,249

Diluted shares outstanding	16,927,782	15,552,541	16,899,879	15,272,934

For the three months and six months ended June 30, 2005 and 2004, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.